Deloitte & Touche LLP 695 Town Center Drive Suite 1000 Costa Mesa, CA 92626 USA Tel: 714 436 7100 Fax: 714 436 7200 www.deloitte.com

January 7, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Note 8 of the additional information in the semi-annual report of Pacer Funds Trust included in Form N-CSR dated January 7, 2022, and we agree with the statements made therein.

Yours truly,

DELOITTE & TOUCHE LLP